Exhibit 10.5
AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT, entered into effective as of the 21st day of June, 2007 (“Effective Date”), by and between Rural Cellular Corporation (the “Company”) and David J. Del Zoppo (the “Employee”).
     WHEREAS, the Company and Employee are parties to a Change in Control Agreement dated as of January 1, 2001 (the “Prior Agreement”) and desire by this writing to amend and restate the Prior Agreement;
     WHEREAS, the Company recognizes the valuable services that the Employee has rendered to the Company and desires to be assured that the Employee will continue to actively participate in the business of the Company;
     WHEREAS, the Employee is willing to continue to serve the Company, but desires assurance that, in the event of a change in control, the Employee will continue to have the responsibility and status the Employee has earned; and
     WHEREAS, the Company’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Company and the Employee hereby agree as follows:
     1. TERM.
     (a) The Term of this Agreement shall commence on the Effective Date and shall terminate upon the earliest to occur of:
     (i) the “Expiration Date”;
     (ii) the termination of the Employee’s employment under circumstances that do not entitle the Employee to a payment under paragraph 3;
     (iii) the Employee’s death; or
     (iv) the second anniversary of the occurrence of a Change in Control, if the Employee is still employed by the Company on such date;
PROVIDED, that the expiration of the Term shall not relieve the Company of its obligations to make any payments or provide any benefits which are or become due to the Employee subsequent to the expiration of the Term. Nothing in this Agreement shall be construed as limiting or reducing the Employee’s rights to benefits or payments under any other agreement with, or plan, program, policy or practice of, the Company, except to the extent otherwise specifically provided herein.

     (b) For purposes of this paragraph, the “Expiration Date” is the first anniversary of the Effective Date; PROVIDED, that on each day after the Effective Date, the Expiration Date shall automatically extend for an additional day, so that the remaining Term shall always be one year, unless the Company gives written notice to the Employee that the Term shall not be so extended, whereupon the Expiration Date shall be the date which is one year after the date of such notice, PROVIDED FURTHER, that upon the occurrence of a Change in Control during the Term of this Agreement, the Expiration Date shall automatically be extended to the second anniversary of the date on which the Change in Control occurs.
     2. QUALIFICATION FOR BENEFITS. The Employee will be entitled to the payments and benefits described in paragraph 3 if, during the Term of this Agreement:
     (a) the Employee’s employment is terminated:
     (i) by the Company, other than for Just Cause, in connection with or within 24 months after the occurrence of a Change in Control;
     (ii) by the Employee, for Good Reason, within 24 months after the occurrence of a Change in Control; or
     (iii) by the Employee for any reason during the 30 day period following the first anniversary of the Change in Control; and
     (b) the Employee executes an effective general release, in a form prescribed by the Company, of all claims against the Company and its affiliated organizations and their respective employees, officers and directors, other than claims for benefits under this Agreement or under any other plan or agreement of the Company that become payable upon, or as a result of, the Employee’s termination of employment and any amounts due to the Employee for unused leave time, reimbursement of expenses, or other compensation earned or due but not yet paid as of the date of termination.
     3. BENEFITS. If the Employee satisfies the requirements set forth in paragraph 2, the Employee shall be paid an amount equal to the sum of:
     (a) 100% of the Employee’s annual base salary as in effect on the date of the Employee’s termination of employment (unless the reason for termination is as a result of a reduction in Employee’s base salary, in which case the highest base salary paid to the Employee in the twelve months prior to the termination of employment); plus
     (b) 100% of the greater of (i) the Employee’s targeted short-term incentive for the year of termination (unless the reason for termination is as a result of a reduction in Employee’s targeted annual short-term incentive, in which case the target short-term incentive for the prior year shall be used), or (ii) the actual short-term incentive achieved for the year of termination. For purposes of determining if (ii) applies, the year of termination shall be deemed to have ended on the last day of the month immediately preceding the date of termination, and a calculation shall be made to determine the Company’s or the Employee’s performance for that period. Based on achievement of the performance goals for that portion of the year, the Employee’s actual annual short-term incentive for the full year shall be calculated as if the partial year performance constituted performance for the full year.
     (c) Employee shall be entitled to continue to participate in the Company’s group medical, dental, and life plans on the same basis as the Employee participated immediately prior to Employee’s termination of employment (or shall receive equivalent benefits) for a period of up to 6 months following the date of Employee’s termination of employment. Employee shall be responsible for payment of premiums to the same extent as prior to the date of termination of employment. Such continued coverage under the Company’s group medical and dental plans shall be provided pursuant to the requirements of Section 4980B of the Code. In the event that Employee obtains substantially equivalent coverage or benefits from another source, the Company’s obligation to continue coverage as provided by this Section 3(c) shall terminate.
The amounts payable under Section 3(a) and (b) shall be paid to the Employee in one lump sum, within five days after the Employee’s termination of employment. In addition, notwithstanding any agreement to the contrary, unless such agreement specifically references that this Section 3 does not apply, Employee shall be fully vested in all equity compensation awards (options, restricted stock, restricted stock units, stock appreciation rights and other similar awards) upon a Change in Control.
4. LIMITATION; GROSS-UP PAYMENT.
     (a) If any payments or benefits due to the Employee under this Agreement and/or under any other plan or program of the Company would be subject to an Excise Tax, then the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) so that the net amount that is retained by the Employee, after the deduction of the Excise Tax and any other taxes (including Excise Taxes) that are imposed on the Gross-Up Payment (other than interest and penalties imposed by reason of the Employee’s failure to file timely a tax return or pay taxes shown as due on his or her tax return), is equal to the payments and other benefits the Employee would have retained in the absence of the Excise Tax. For the purpose of calculating the Gross-Up Payment, the Employee’s individual income tax rate will be deemed to be the Highest Marginal Tax Rate. For purposes of the computations required by this Section 4(a) to the extent not otherwise specified here, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon.
     (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm selected by the Company and reasonably acceptable to the Employee which is designated as one of the five largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Employee within five days of the date of termination of the Employee’s employment, if applicable, or at such other time as may be requested by the Company or the Employee (provided the Employee reasonably believes that (s)he may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an opinion to that effect which is reasonably acceptable to the Employee. Within ten days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this paragraph 4, shall be paid by the Company to the Employee within five days of the receipt of the Determination. The existence of the Dispute shall not in any way affect the Employee’s right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Employee any additional amount required by such resolution, or, if it is determined that the Excise Tax is lower than originally determined, the Employee shall repay to the Company the excess amount of the Gross-Up Payment. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee, subject to the application of paragraph 4(c) below.
     (c) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any payment or benefit, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the payment or benefit.
     (d) Except as provided in Section 16, the Gross-Up Payments shall be paid to Employee no later than the December 31 of the year next following the year in which the Employee (or the Company on behalf of the Employee under paragraph 4(c) above) remits the Excise Tax.
5. DEFINITIONS. For the purposes of this Agreement:
     (a) “Board” means the Board of Directors of the Company.
     (b) “Change in Control” means the happening of any of the following:
     (i) A majority of the directors of the Company elected by the holders of Company’s Common Stock shall be persons other than persons:
     (A) for whose election proxies shall have been solicited by the Board, or
     (B) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships,
     (ii) 35% or more of the outstanding voting stock of the Company is acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or any successor rule thereto) by any person (other than the Company or a subsidiary of the Company) or group of persons acting in concert (other than the acquisition and beneficial ownership by a parent corporation or its wholly-owned subsidiaries, as long as they remain wholly-owned subsidiaries, of 100% of the outstanding voting stock of the Company as a result of a merger which complies with paragraph (iii)(A)(II) hereof in all respects), or
     (iii) The consummation of:
     (A) a merger or consolidation of the Company with or into another entity other than
     (I) a merger or consolidation with a subsidiary of the Company, or
     (II) a merger in which the persons who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding voting stock of the Company immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, a majority of, respectively, the then outstanding common stock and the then outstanding voting stock of the surviving entity or its parent entity, or
     (B) an exchange, pursuant to a statutory exchange of shares of outstanding voting stock of the Company held by shareholders of the Company immediately prior to the exchange, of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, except for voting securities of a direct or indirect parent entity of the Company (after giving effect to the statutory share exchange) owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the outstanding voting stock of the Company immediately after the statutory share exchange if (I) the persons who were the beneficial owners, respectively, of the outstanding voting stock of the Company and the outstanding Common Stock of the Company immediately before such statutory share exchange own, directly or indirectly, immediately after the statutory share exchange a majority of, respectively, the voting power of the then outstanding voting securities and the then outstanding common stock (or comparable equity interest) of such parent entity, and (II) all holders of any class or series of outstanding voting stock of the Company immediately prior to the statutory share exchange have the right to receive substantially the same per share consideration in exchange for their outstanding voting stock of the Company as all other holders of such class or series (except for those exercising statutory dissenters’ rights), or
     (C) the sale or other disposition of all or substantially all of the assets of the Company (in one transaction or a series of transactions), or

     (iv) The approval by the shareholders of the Company of the liquidation or dissolution of the Company.
     (c) “Code” means the Internal Revenue Code of 1986, as amended.
     (d) “Company” means the Company as hereinbefore defined and any successor or assign to its business and/or assets which executes and delivers the agreement provided for in paragraph 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Employee is employed by a subsidiary of the Company, the term “Company” as used in this Agreement (other than in paragraph 5(b) and 9(a) hereof) shall in addition include such subsidiary. In such event, the Company agrees that it shall pay or provide, or shall cause such subsidiary to pay or provide, any amounts or benefits due the Employee pursuant to this Agreement.
     (e) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties incurred by the Employee with respect to such excise tax.
     (f) “Good Reason” means the occurrence of any of the following events, which has not been consented to by the Employee:
     (i) relocation of Employee’s principal work location by more than fifty miles;
     (ii) a material increase in the average required business travel in excess of the average business travel requirements applicable to the Employee at the time of the Change in Control;
     (iii) a material reduction in Employee’s base salary and short-term incentive opportunity, in the aggregate;
     (iv) permanent and material reduction in Employee’s primary duties and responsibilities normally associated with his/her title and position as in effect at the time of the Change in Control;
     (v) failure of the Company to maintain material fringe benefits, performance incentive and employee benefit plans substantially equivalent to those in effect as of the date of the Change in Control; or
     (vi) a failure by the Company to comply with the requirements of paragraph 9 hereof;
PROVIDED HOWEVER, the Employee must notify the Company within 90 days of the condition giving rise to Good Reason and the Company shall have 30 days from receipt of such notice to remedy such condition before the Employee may terminate for Good Reason under this Agreement.

     (g) “Highest Marginal Tax Rate” means:
     (i) the highest marginal rate of federal individual income tax; plus
     (ii) the highest marginal rates of state, local and/or foreign individual income taxes in the state and locality or foreign jurisdiction of the Employee’s residence, net of the reduction in federal income taxes which could be obtained from any deduction or credit attributable to the state, local or foreign taxes;
     that are in effect for the calendar year in which the Gross-Up Payment is to be made.
     (h) “Just Cause” means:
     (i) conviction of a felony;
     (ii) intentionally engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;
     (iii) commission of an act of fraud or embezzlement against the Company or any affiliate thereof;
     (iv) intentional misconduct as an executive of the Company, including, but not limited to, knowing and intentional violation of material written policies of the Company;
     (v) gross negligence in the performance of his/her duties for the Company; or
     (vi) willful failure to follow a direct and lawful directive from his/her supervisor or the Board within the scope of the Employee’s duties, which failure is not cured to the satisfaction of the Board within ten (10) days;
PROVIDED, HOWEVER, that no termination of the Employee’s employment shall be for Just Cause as set forth in subparagraph (ii), (iv) or (v) above until:
     (A) there shall have been delivered to the Employee a copy of a written notice setting forth that the Employee was guilty of the conduct set forth in the relevant subparagraph and specifying the particulars thereof in detail;
     (B) the Employee shall have been provided an opportunity to be heard by the Board of Directors (with the assistance of the Employee’s counsel if the Employee so desires); and
     (C) such conduct is not discontinued within a reasonable period of time after receipt of the written notice provided in clause (A).

No act or failure to act on the Employee’s part shall be considered “intentional” unless the Employee has acted or failed to act with an absence of good faith and without a reasonable belief that the Employee’s action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Employee after notice of termination has been given by the Employee will constitute Just Cause for purposes of this Agreement. The Company may determine whether Just Cause exists at any time, even retroactively after Employee’s employment has been terminated.
     6. NO MITIGATION. The Employee’s benefits hereunder shall be in consideration of the Employee’s past service and the Employee’s continued service from the date of this Agreement, and the Employee’s entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which the Employee may receive from future employment.
     7. NO RIGHT TO EMPLOYMENT. It is understood and agreed that this Agreement does not impose any additional obligations on the Company prior to the occurrence of a Change in Control, nor does it impair the Company’s rights to terminate the Employee’s employment, prior to or after a Change in Control, with or without Just Cause.
     8. OTHER BENEFITS. The specific arrangements referred to in this Agreement are not intended to exclude Employee’s participation in other benefits available to executive personnel generally, or to preclude other compensation or benefits as may be authorized by the Company from time to time; PROVIDED, that if the Employee is entitled to service payments which would be made in the absence of a Change in Control under any plan or program of the Company, the amounts payable to the Employee pursuant to this Agreement shall be reduced by the value of such other severance payments.
     9. SUCCESSORS.
     (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Employee to terminate the Employee’s employment for Good Reason, whereupon the Employee shall be entitled to receive the payments and other benefits described in this Agreement as though such termination had occurred upon or after the occurrence of a Change in Control.
     (b) This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts are still payable to the Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or, if there be no such designee, to the Employee’s estate.
     10. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail (or its equivalent for overseas delivery), return receipt requested, postage prepaid, and addressed as follows:
If to the Company:
Rural Cellular Corporation
3905 Dakota Street, S.W.
P.O. Box 2000
Alexandria, MN 56308
Attention: Chief Executive Officer
If to the Employee:
David J. Del Zoppo
127 Linden Ave.
Alexandria, MN 56308
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     11. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     13. MODIFICATION; WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     14. APPLICABLE LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Minnesota, except to the extent that Federal law shall be deemed to apply.
     15. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Company, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. If the parties cannot mutually agree on an arbitrator, each party shall select an arbitrator and those two arbitrators shall select a third arbitrator and the third arbitrator shall conduct the arbitration. The Company shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Company or the Employee, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA. Otherwise, each party shall pay its own costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, notwithstanding the ultimate outcome thereof, upon delivery of a final judgment or settlement of the dispute.
     16. 409A DELAY. Notwithstanding any provision to the contrary in the Agreement, if Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the benefits payable to Employee under Section 3 or 4 shall not be paid prior to the earlier of (a) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) Employee’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 16 shall be paid in a lump sum and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
     17. ENTIRE AGREEMENT. This Agreement, together with any outstanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and shall supersede all prior understandings in writing or otherwise between the parties, including the Prior Agreement.
* * * *
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE:	RURAL CELLULAR CORPORATION:

/s/ David J. Del Zoppo	By:	/s/ Richard P. Ekstrand
David J. Del Zoppo		Richard P. Ekstrand
President and Chief Executive Officer